Exhibit 10.5

RUSH ENTERPRISES, INC. AMENDED AND RESTATED 2007 LONG-TERM
INCENTIVE PLAN

FORM OF RESTRICTED STOCK AWARD AGREEMENT

Employee:	[ ]
Grant Date:	[ ]
Number of Shares of Restricted Stock:	[ ]
Vesting Schedule/Restricted Period:	[ ]

1.     Grant of Restricted Stock Award. Rush Enterprises, Inc. (the “Company”), pursuant to the Rush Enterprises, Inc. Amended and Restated 2007 Long-Term Incentive Plan (the “Plan”), hereby awards to you, the above-named Employee, effective as of the Grant Date set forth above (the “Grant Date”), as a matter of separate inducement but not in lieu of any salary or other compensation for your services for the Company, an award (the “Award”) consisting of the number of shares of restricted stock set forth set forth above (the “Restricted Shares”), on the terms and conditions set forth in this Agreement and the Plan. All of the Restricted Shares will be subject to the prohibition on the transfer of the Restricted Shares and the obligations to forfeit the Restricted Shares to the Company as set forth in Section 3 of this Agreement (“Forfeiture Restrictions”).

2.     Issuance of Shares; Ownership.

(a)     Issuance of Shares. Effective as of the Grant Date, the Committee or its designated representative shall cause a number of Shares equal to the number of Restricted Shares to be issued and registered in the Employee’s name, subject to the conditions and restrictions set forth in this Restricted Stock Award Agreement (this “Award Agreement”) and the Plan. Such issuance and registration shall be evidenced by an entry on the registry books of the Company and, until the applicable Restricted Shares have vested, the Restricted Shares shall remain subject to the conditions and restrictions set forth in this Restricted Stock Award Agreement and the Plan (the “Transfer and Forfeiture Restrictions”). The Employee shall not be entitled to release of such Transfer and Forfeiture Restrictions for any portion of the Restricted Shares unless and until the related Restricted Shares have vested pursuant to Section 3 of this Award Agreement. In the event the Restricted Shares are forfeited in full or in part, the Employee hereby consents to the relinquishment of the forfeited Restricted Shares issued and registered in the Employee’s name to the Company at that time.

(b)     Ownership of Shares. Subject to the restrictions set forth in the Plan and this Agreement, the Participant shall possess all incidents of ownership of the shares of Restricted Stock, including, without limitation, (i) the right to vote such shares of Restricted Stock, and (ii) subject to Section 2(b), the right to receive dividends with respect to such shares of Restricted Stock of (but only to the extent declared and paid to holders of shares by the Company in its sole discretion), provided, however, that any such dividends shall be treated, to the extent required by applicable law, as additional compensation for tax purposes if paid on the shares Restricted Stock.

(c)     Dividends. Any dividends with respect to the Restricted Stock (whether such dividends are paid in cash, stock or other property): (i) shall be subject to the same restrictions (including the risk of forfeiture) as the Restricted Stock with respect to which they are issued; (ii) shall herein be encompassed within the term “Restricted Stock”; (iii) may be held by the Company for the Participant prior to vesting; and (iv) if so held by the Company, shall be paid or otherwise released to the Participant, without interest, promptly after the vesting of the Restricted Stock with respect to which they were issued.

3.     Vesting and Forfeiture of Restricted Shares

(a)     Lapse of Forfeiture Restrictions. The Restricted Shares will vest and the Transfer and Forfeiture Restrictions will lapse on the date(s) provided in Vesting Schedule/Restricted Period set forth above; provided, however, that the Employee must be in continuous employment or service from the Grant Date through each applicable vesting date in order for the Restricted Shares to vest on such date.

(b)     Death, Disability or Retirement. If the Employee’s employment terminates due to his or her death, Disability or Retirement (defined as termination by the Employee of the Employee’s employment relationship with the Company or any of its subsidiaries after 10 years of employment with the Company and attaining the age of 60), the Transfer and Forfeiture Restrictions on the Restricted Shares granted hereunder (unless previously terminated pursuant to paragraph (c) of this Section 3) will lapse pursuant to the following: (i) in the case of termination due to death or Disability, the Transfer and Forfeiture Restrictions will lapse with respect to 100% of the Restricted Shares immediately upon termination; or (ii) in the case of termination due to Retirement, for so long as Employee does not become employed by a “competitor” of the Company, the Transfer and Forfeiture Restrictions shall continue to lapse pursuant to paragraph (d) of this Section 3. A determination as to whether the Employee has become employed by a “competitor,” and the definition of “competitor,” shall be made by the Committee, in its sole discretion. In the event Employee becomes employed by a “competitor,” then Employee’s continuous, eligible service to the Company will be deemed to terminate on the date Employee is employed by a “competitor” and the provisions of Paragraph (d) of this Section 3 shall apply to determine whether any Forfeiture Restrictions have lapsed.

(c)     Change in Control. If a Change in Control occurs during the term of this Agreement, the Transfer and Forfeiture Restrictions will lapse with respect to 100% of the Restricted Shares.

(d)     Forfeiture of Restricted Shares. If the Employee terminates employment with the Company and its Subsidiaries prior to the date that the Transfer and Forfeiture Restrictions lapse (the “Restriction Lapse Date”) for any reason other than the Employee’s death or Disability, or if Employee (or Employee’s estate) initiates a legal proceeding against the Company other than pursuant to the terms of paragraph (b) of Section 5, then the Employee (or the Employee’s estate, as applicable) shall, for no consideration, forfeit any right to any unvested Restricted Shares subject to this Award. Notwithstanding the foregoing, the Committee or its designee may, in the Committee’s or the designee’s sole and absolute discretion, as applicable, provide for the acceleration of the vesting of the Restricted Shares, eliminate or make less restrictive any restrictions contained in this Agreement, waive any restriction or other provision of the Plan or this Agreement or otherwise amend or modify this Agreement in any manner that is either (i) not adverse to Employee, or (ii) consented to by Employee.

4.     Effect of the Plan. The Restricted Shares awarded to Employee are subject to all of the terms and conditions of the Plan, which terms and conditions are incorporated herein for all purposes, and of this Agreement together with all rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of Employee, so long as such amendment, modification, restatement or supplement does not materially reduce the rights and benefits available to Employee hereunder, and this Award will be subject, without further action by the Company or Employee, to such amendment, modification, restatement or supplement unless provided otherwise therein. The Company further reserves the right to amend, modify, restate, supplement or terminate the Plan and this Agreement without the consent of Employee in order to comply with any applicable law, regulation, or Company policy, including any law, regulation, or policy that could require forfeiture of this Award or cancellation of any stock issued pursuant to this Award. Capitalized terms used but not defined in this Agreement have the meanings ascribed to such terms in the Plan.

5.     Restrictions. Employee hereby accepts the Award of Restricted Shares and agrees with respect thereto as follows:

(a)      No Transfer. The Restricted Shares shall not be sold, pledged, assigned, transferred, or encumbered prior to the time the Restricted Shares vest as described in Section 3.

(b)     Mandatory Mediation and Arbitration Procedure. By execution of this Agreement and acceptance of this Award, which is a voluntary benefit provided to the Employee by the Company, the Employee waives the Employee’s right to a jury trial in state or federal court and agrees that disputes arising under this Agreement must first be submitted for non-binding mediation before a neutral third party. If a dispute remains unresolved at the conclusion of the mediation process, either party may submit the dispute for resolution by final binding arbitration. The arbitrator shall have the authority to allow for appropriate discovery and exchange of information prior to a hearing, including (but not limited to) production of documents, information requests, depositions, and subpoenas. By execution of this Agreement, however, the Employee does not waive the Employee’s right to any normally available remedies the Employee may have in connection with any claim the Employee may bring against the Company, as an arbitrator can award any normal remedies the Employee could get in a court proceeding. By execution of this Agreement, the Employee represents that, to the extent the Employee considered necessary, the Employee has sought, at the Employee’s own expense, counsel regarding the terms of this Agreement and the waiver contemplated in this paragraph (b) of Section 5. If this arbitration provision is found inapplicable, then either party may file suit and each party agrees that any suit, action, or proceeding arising out of or relating to this Agreement shall be brought in the United States District Court for the Western District of Texas (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Texas State court in Bexar County, Texas) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection a party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING.

6.     Tax Withholding. The Company may require Employee to pay to the Company an amount the Company deems appropriate to satisfy its current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Award. With respect to any required tax withholding, you may (a) direct the Company to withhold from the shares of Stock to be issued to you under this Agreement shares to satisfy such withholding, which determination will be based on the shares’ Fair Market Value at the time such determination is made; (b) deliver to the Company a number of Shares sufficient to satisfy such withholding, based on the shares’ Fair Market Value at the time such determination is made; or (c) deliver cash to the Company sufficient to satisfy such withholding obligations. If you desire to elect to use the stock withholding option described in subparagraph (a), you must make the election at the time and in the manner the Company prescribes. The Company, in its discretion, may deny your request to satisfy tax withholding using a method described under subparagraph (a) or (b). In the event the Company determines that the aggregate Fair Market Value of the Shares withheld as payment of any tax withholding is insufficient to discharge its tax withholding obligation, then you must pay to the Company, in cash, the amount of that deficiency immediately upon the Company’s request.

Employee acknowledges that the tax consequences associated with the Award are complex and that the Company has urged Employee to review with Employee’s own tax advisors the federal, state, and local tax consequences of this Award. Employee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Employee understands that Employee (and not the Company) shall be responsible for Employee’s own tax liability that may arise as a result of this Agreement.

7.     Section 83(b) Election. If the Employee makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Shares as of the date of transfer of the Restricted Shares rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Employee hereby agrees to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

8.     Sale of Securities. Any Restricted Shares awarded hereunder may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws or any provisions of the Company’s Insider Trading Policy. You agree that (a) the Company may refuse to cause the transfer of such shares to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of such shares.

9.     Governing Law.  The laws of the State of Texas shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflict of laws.

10.    Authorization to Release Necessary Personal Information.

      The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in this Agreement and any other Award grant materials (“Data”) by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan.

The Employee understands that the Company may hold certain personal information about the Employee, including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Shares or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

11.    Community Interest of Spouse. The community interest, if any, of any spouse of Employee in any of the Restricted Shares shall be subject to all of the terms, conditions and restrictions of this Agreement and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring Employee’s interest in such Restricted Shares to be so forfeited and surrendered pursuant to this Agreement. Accordingly, if the Participant is married, his or her spouse has signed the Consent of Spouse attached to this Grant Notice as Exhibit A.

12.    Compliance.

(a)     Conformity to Securities Laws. The Employee acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and State securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

(b)     Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if the Employee is subject to Section 16 of the Exchange Act, the Plan and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

13.    Clawback. By your signature below, you hereby acknowledge and agree that (a) the Restricted Shares shall be subject to the clawback provisions contained in Section 14.13 of the Plan, and (b) you have received a copy of, read, understand and accept the terms of the Company’s Clawback Policy dated February 16, 2021.

14.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

15.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

{Signature Page Follows}

EMPLOYEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT OR THE PLAN CONFERS UPON EMPLOYEE ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF EMPLOYEE’S SERVICE TO THE COMPANY. Employee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all of the terms and provisions hereof and thereof. Employee has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement and the Plan.

RUSH ENTERPRISES, INC.		EMPLOYEE

By:		By:
Print Name:	W.M. “Rusty” Rush	Print Name:	.
Title:	Chief Executive Officer and President
Address:	555 IH 35 South, Suite 500 New Braunfels, Texas 78130	Address:

Date:	______________ __, 20__

EXHIBIT A

CONSENT OF SPOUSE

I, ___________________, spouse or domestic partner of _____________________, have read and approve the attached Restricted Stock Award Agreement (the “Agreement”). In consideration of issuing to my spouse the Restricted Shares set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any of the Restricted Shares issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated:
Signature of Spouse